For More Information
Contact:  James F. Oliviero
KSW, Inc. (718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW, INC. REPORTS THIRD QUARTER AND NINE MONTHS
REVENUES AND PROFITS

Long Island City, New York – November 6, 2009, KSW, Inc (NASDAQGM: KSW) today reported financial results for the third quarter and first nine months of 2009.

The Company reported net income of $264,000, or $.04 per share (basic and diluted) for the third quarter of 2009, as compared to a net income of $1,321,000 or $.21 per share (basic and diluted), for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company reported net income of $674,000, or $.11 per share (basic and diluted), as compared to net income of $3,235,000, or $.52 per share-basic and $.51 per share-diluted, for the nine months ended September 30, 2008.

Total revenue for the third quarter of 2009 decreased $12,346,000 or 48.4% to $13,181,000, as compared to $25,527,000 for the third quarter of 2008.  Total revenues for the nine months ended September 30, 2009 decreased by $18,508,000 or 27.2% to $49,508,000, as compared to $68,016,000 for the nine months ended September 30, 2008.

The Company’s backlog at the end of the third quarter was approximately $134,300,000.  Chairman of the Board, Floyd Warkol, commented:  “Revenue for the third quarter was reduced by the cancellation this past December of projects, totaling approximately $60,000,000, which would have been underway during the quarter.  The Company has since been able to shift its focus to the public sector, securing projects such as the chiller plants at the World Trade Center and Brookhaven National Laboratories.  Interest in our Trade Management services still remains strong, and work is starting on the Mount Sinai Center for Science and Medicine.  These efforts have increased our backlog to a near record level.”

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases.  Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements.  Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year-end audit and further internal review of the Company’s historical financial statements.  All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

About KSW

KSW, Inc., through its wholly-owned subsidiary, KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects, such as the new World Trade Center Chiller Plant.  KSW Mechanical Services, Inc. also acts as Trade Manager on larger construction projects, such as the Mt. Sinai Center for Science and Medicine.

Contact:
KSW, Inc.
James F. Oliviero
718-340-1409
joliviero@ksww.com